EXHIBIT 23.2

[Letterhead of Netherland, Sewell & Associates, Inc.]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As petroleum engineers, we hereby consent to the inclusion of the information included or incorporated by reference in the registration statements (Nos. 33-14662, 33-47636, 33-59395, 33-64719, 333-49207, 333-72719, 333-78031, 333-37970, 333-55404, 333-63444, 333-82246, 333-83124, 333-96951, 333-104827, 333-115099 and 333-124732) on Forms S-3 and S-8 of Occidental Petroleum Corporation with respect to the oil and gas reserves of Vintage Petroleum, Inc. for the United States, Argentina, Ecuador, Trinidad and Yemen, the future net revenues from such reserves, and the present value thereof, which information has been included or incorporated by reference in such registration statements in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ FREDERIC D. SEWELL
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas

January 30, 2006